FNF Reports Second Quarter 2022 Financial Results

Jacksonville, Fla. – (August 2, 2022) - Fidelity National Financial, Inc. (NYSE:FNF) (the Company), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through FNF’s wholly-owned subsidiary, F&G, today reported financial results for the second quarter ended June 30, 2022.

Net earnings attributable to common shareholders for the second quarter of $382 million, or $1.37 per diluted share (per share), compared to $552 million, or $1.92 per share, for the second quarter of 2021. Net earnings attributable to common shareholders for the second quarter of 2022 includes $80 million of net unfavorable mark-to-market effects and $68 million of other unfavorable items; all of which are excluded from adjusted net earnings attributable to common shareholders.

Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the second quarter of $530 million, or $1.90 per share, compared to $593 million, or $2.06 per share, for the second quarter of 2021. The decrease from the prior year quarter was primarily a result of Title’s decline in refinance volume, representing trough level activity versus the record levels set in the prior year period; partially offset by higher average fee per file, steady volume of commercial orders closed and higher earnings from F&G. F&G’s adjusted net earnings for the second quarter of 2022 were $128 million, including $36 million of net favorable items primarily as a result of actuarial assumption updates, compared to $92 million, including $22 million of net favorable items, for the second quarter of 2021.

Company Highlights

•Solid Title Revenue: For the Title segment, total revenue of $2.6 billion, compared with $3.0 billion in total revenue in the second quarter of 2021. Total revenue, excluding recognized gains and losses, of $2.8 billion, compared with $3.0 billion in the second quarter of 2021
•Growth strategy drives strong sales for F&G: Total sales of $3.1 billion for the second quarter, a 15% increase over second quarter 2021 and a 19% increase over first quarter 2022; reflects successful execution of F&G’s diversified growth strategy and a disciplined approach to pricing
•Partial spin-off of F&G remains on track: Pursuant to the previously announced transaction to distribute 15% ownership of F&G to FNF shareholders on a pro rata basis, F&G has filed its confidential Form 10 registration statement with the U.S. Securities and Exchange Commission for the partial spin-off. The filing represents a significant milestone in the transaction process, which remains on track to close early in the fourth quarter of 2022, subject to customary approvals. As expected, the Company executed on the conversion of the $400 million intercompany term loan into F&G equity during the second quarter
•Ample deployable capital supports shareholder value: FNF has repurchased 4.3 million shares for $172 million, at an average price of $39.76 per share, in the second quarter and paid common dividends at $0.44 per share for $122 million. FNF ended the second quarter with $1.6 billion in cash and short-term liquid investments at the holding company

William P. Foley, II, commented, “As we continue to navigate the market volatility due to rising interest rates and the ongoing economic uncertainty, we are proud of our second quarter results where we delivered total revenue of $2.6 billion, reflecting a moderation from the record setting mortgage market activity experienced in the year ago second quarter. Our Title business performed well and reflects management’s execution and flexible operating model designed to rapidly adapt to changing market conditions. F&G delivered near record sales in the second quarter, as investors sought safe haven investments given the sharp increase in market volatility, which generated growth in assets under management to $40.3 billion at June 30, 2022. F&G’s performance in the current market environment continues to support our acquisition thesis given their countercyclical business model which benefits from higher interest rates and provides a balance to our business as Title revenues begin to contract given higher mortgage rates.”

Mr. Foley concluded, “Looking forward, we remain optimistic that the F&G partial spin-off is on track for the fourth quarter of this year and, once completed, will highlight the value creation that has occurred at F&G over the last two years. This planned transaction represents the Board’s and management’s commitment to delivering value to our shareholders. Our capital allocation strategy is another lever that we utilize to provide a steady stream of capital to our shareholders through our quarterly dividend while maintaining our share repurchase program as we deploy our strong free cash flow. During the quarter, we accelerated our buyback activity having repurchased $172 million of stock as compared to $134 million in the first quarter. Year to date, we have repurchased $306 million of stock while returning $245 million through our quarterly dividend.”

Summary Financial Results

(In millions, except per share data)	Three Months Ended		Year to Date
	June 30, 2022	June 30, 2021	2022	2021
Total revenue	$2,631	$3,854	$5,796	$6,954
F&G total sales[1]	$3,073	$2,667	$5,662	$4,321
F&G assets under management[1]	$40,322	$31,760	$40,322	$31,760
Total assets	$61,230	$54,520	$61,230	$54,520
Adjusted pre-tax title margin	18.9%	22.7%	18.0%	21.4%
Net earnings attributable to common shareholders	$382	$552	$779	$1,157
Net earnings per share attributable to common shareholders	$1.37	$1.92	$2.77	$4.00
Adjusted net earnings[1]	$530	$593	$918	$1,048
Adjusted net earnings per share[1]	$1.90	$2.06	$3.27	$3.63
Total common shares outstanding	277	286	277	286

Segment Financial Results

Title
This segment consists of the operations of the Company’s title insurance underwriters and related businesses, which provide core title insurance and escrow and other title-related services including loan sub-servicing, valuations, default services, and home warranty products.

Second Quarter 2022 Highlights

Mike Nolan, Chief Executive Officer, said, “Our Title business produced a strong performance in the second quarter, despite the housing market experiencing headwinds from higher mortgage rates which has impacted residential refinance and purchase volumes. We are pleased with our adjusted pre-tax title earnings of $529 million and adjusted pre-tax title margin of 18.9% during the second quarter as we continue to benefit from strength in the commercial market combined with stability in the purchase market, both as compared to the first quarter of 2022, while our refinance volumes appear to be bottoming. Though the economic outlook and near-term market trends are uncertain, we will continue to manage the business the way we have through prior cycles, effectively managing margin by adjusting expenses to align with trends in opened and closed order volumes. We will also be opportunistic and use market dislocation to continue expanding our business through attractive acquisitions and recruiting of established and experienced producers.”

1 See definition of non-GAAP measures below

•Total revenue of $2.6 billion, compared with $3.0 billion in total revenue in the second quarter of 2021
•Total revenue, excluding recognized gains and losses, of $2.8 billion, a 7% decrease compared with the second quarter of 2021
◦Direct title premiums of $859 million, a 5% decrease from second quarter of 2021
◦Agency title premiums of $1.2 billion, a 4% decrease from second quarter of 2021
◦Commercial revenue of $436 million, a 26% increase from second quarter of 2021
•Purchase orders opened decreased 12% on a daily basis and purchase orders closed decreased 11% on a daily basis from the second quarter of 2021
•Refinance orders opened decreased 67% on a daily basis and refinance orders closed decreased 68% on a daily basis from second quarter of 2021
•Commercial orders opened decreased 7% and commercial orders closed decreased 6% from second quarter of 2021
•Total fee per file of $3,557 for the second quarter, a 46% increase over second quarter of 2021

Second Quarter 2022 Financial Results

•Pre-tax title margin of 10.5% and industry leading adjusted pre-tax title margin of 18.9% for the second quarter of 2022, compared to 21.5% and 22.7%, respectively, in the second quarter of 2021
•Pre-tax earnings from continuing operations in Title for the second quarter of $267 million, compared with $644 million for the second quarter of 2021
•Adjusted pre-tax earnings in Title for the second quarter of $529 million compared with $688 million for the second quarter of 2021. The decrease from the prior year quarter was primarily a result of the considerable decline in refinance volume representing trough level activity versus the record levels set in the prior year period; partially offset by higher average fee per file and steady volume of commercial orders closed

F&G
This segment consists of operations of FNF’s wholly-owned subsidiary F&G, a leading provider of insurance solutions serving retail annuity and life customers and funding agreement and pension risk transfer institutional clients.

Second Quarter 2022

Chris Blunt, President and Chief Executive Officer of F&G, commented, “F&G had a terrific quarter, demonstrated by our top line and bottom line results. We generated total gross sales of $3.1 billion which, in turn, drove our assets under management to $40.3 billion. In the retail channels, we generated a record $2.2 billion of sales, up 34% from the prior year quarter. Our retail sales volumes reflect expanding relationships with new and existing distribution partners, traction from a comprehensive product portfolio that meets a broad range of consumer needs and increased demand given higher interest rates. Momentum continues in our institutional channels as we issued nearly $0.9 billion in funding agreements, even amidst a challenging rate environment for that space. On the bottom line, we delivered adjusted net earnings of $128 million, including $36 million of favorable notable items, which comprised 24% of FNF’s consolidated adjusted net earnings.”

Regarding the recently announced transaction to distribute 15% ownership of F&G to FNF shareholders, Mr. Blunt said, “We are making progress toward a targeted closing early in the fourth quarter of 2022. Overall, we are well positioned for future growth opportunities and view the transition to being a publicly traded company as a vote of confidence for our business.”

•Total gross sales of $3.1 billion for the second quarter, an increase of 15% over the second quarter 2021 and an increase of 19% over first quarter 2022; reflects successful execution of F&G’s diversified growth strategy and a disciplined approach to pricing
•Record Retail sales of $2.2 billion for the second quarter, a 34% increase over second quarter of 2021 and 53% increase over first quarter 2022 as sales resumed our planned growth trajectory, following moderated volume in first quarter from an inflection point in pricing actions taken in response to the macro environment

•Institutional sales of approximately $0.9 billion funding agreement issuances, compared to $1.0 billion funding agreement issuances for the second quarter 2021
•Average assets under management (AAUM) of $39.3 billion for the second quarter, an increase of 29% from $30.4 billion in the second quarter 2021, driven by net new business asset flows. Ending assets under management were $40.3 billion as of June 30, 2022
•Net earnings attributable to common shareholders for F&G of $230 million for the second quarter, compared to $82 million for the second quarter of 2021
•Adjusted net earnings for F&G of $128 million for the second quarter, compared to $92 million for the second quarter of 2021. Adjusted net earnings excluding notable items were $92 million in the second quarter, an increase of $22 million or 31% compared to $70 million in the prior year quarter, primarily driven by growth in assets under management
◦Net favorable items in second quarter of 2022 were $36 million, primarily as a result of actuarial assumption updates; we have updated assumptions for our fixed indexed annuity guaranteed minimum withdrawal benefits, based on utilization experience relative to our more conservative assumptions, as well as our net earned rate assumptions which we will continue to monitor in response to significant changes in the macro environment
◦Net favorable items in second quarter of 2021 were $22 million, primarily as a result of favorable CLO redemptions

Conference Call
We will host a call with investors and analysts to discuss FNF’s second quarter 2022 results on Wednesday, August 3, 2022, beginning at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at fnf.com. The telephone replay will be available from 2:00 p.m. Eastern Time on August 3, 2022, through August 10, 2022, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13730096. An expanded quarterly financial supplement providing F&G segment results is available on the FNF Investor Relations website.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this earnings release includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted net earnings per share, adjusted pre-tax title earnings, adjusted pre-tax title earnings as a percentage of adjusted title revenue (adjusted pre-tax title margin), adjusted net earnings attributable to common shareholders (adjusted net earnings), net investment spread, assets under management (AUM), average assets under management (AAUM) and sales.

Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, FNF believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, net earnings per share, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Further, FNF's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the potential impact of the consummation of the F&G transaction on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business, political and COVID-19 conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission (SEC).
FNF-E

SOURCE: Fidelity National Financial, Inc.; FGL Holdings

CONTACT:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
Investors@fnf.com
515.330.3307

FIDELITY NATIONAL FINANCIAL, INC.
SECOND QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
June 30, 2022
Direct title premiums	$859	$859	$—	$—
Agency title premiums	1,203	1,203	—	—
Escrow, title related and other fees	782	706	68	8
Total title and escrow	2,844	2,768	68	8

Interest and investment income	463	35	425	3
Recognized gains and losses, net	(676)	(249)	(426)	(1)
Total revenue	2,631	2,554	67	10

Personnel costs	839	821	34	(16)
Agent commissions	930	930	—	—
Other operating expenses	457	409	31	17
Benefits & other policy reserve changes	(418)	—	(418)	—
Depreciation and amortization	161	34	121	6
Provision for title claim losses	93	93	—	—
Interest expense	31	—	9	22
Total expenses	2,093	2,287	(223)	29

Pre-tax earnings (loss) from continuing operations	$538	$267	$290	$(19)

Income tax expense (benefit)	164	111	60	(7)
Earnings (loss) from equity investments	14	14	—	—
Earnings (loss) from discontinued operations, net of tax	—	—	—	—
Non-controlling interests	6	6	—	—

Net earnings (loss) attributable to common shareholders	$382	$164	$230	$(12)

EPS from continuing operations attributable to common shareholders - basic	$1.37
EPS from discontinued operations attributable to common shareholders - basic	—
EPS attributable to common shareholders - basic	$1.37

EPS from continuing operations attributable to common shareholders - diluted	$1.37
EPS from discontinued operations attributable to common shareholders - diluted	—
EPS attributable to common shareholders - diluted	$1.37

Weighted average shares - basic	278
Weighted average shares - diluted	279

FIDELITY NATIONAL FINANCIAL, INC.
SECOND QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
June 30, 2022
Net earnings (loss) attributable to common shareholders	$382	$164	$230	$(12)

Earnings from discontinued operations, net of tax	—	—	—	—

Net earnings (loss) from continuing operations attributable to common shareholders	$382	$164	$230	$(12)

Pre-tax earnings (loss) from continuing operations	$538	$267	$290	$(19)

Non-GAAP Adjustments
Recognized (gains) and losses, net	271	249	21	1
Indexed product related derivatives	(159)	—	(159)	—
Purchase price amortization	21	13	5	3
Transaction costs	(5)	—	4	(9)

Adjusted pre-tax earnings (loss)	$666	$529	$161	$(24)

Total non-GAAP, pre-tax adjustments	$128	$262	$(129)	$(5)
Income taxes on non-GAAP adjustments	(35)	(63)	27	1
Deferred tax asset valuation allowance	55	55	—	—
Total non-GAAP adjustments	$148	$254	$(102)	$(4)

Adjusted net earnings (loss) from continuing operations attributable to common shareholders	$530	$418	$128	$(16)

Adjusted EPS from continuing operations attributable to common shareholders - diluted	$1.90

FIDELITY NATIONAL FINANCIAL, INC.
SECOND QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
June 30, 2021
Direct title premiums	$904	$904	$—	$—
Agency title premiums	1,256	1,256	—	—
Escrow, title related and other fees	948	839	62	47
Total title and escrow	3,108	2,999	62	47

Interest and investment income	514	27	487	—
Recognized gains and losses, net	232	(30)	253	9
Total revenue	3,854	2,996	802	56

Personnel costs	890	826	32	32
Agent commissions	970	970	—	—
Other operating expenses	476	425	26	25
Benefits & other policy reserve changes	575	—	575	—
Depreciation and amortization	105	34	65	6
Provision for title claim losses	97	97	—	—
Interest expense	28	—	7	21
Total expenses	3,141	2,352	705	84

Pre-tax earnings (loss)	$713	$644	$97	$(28)

Income tax expense (benefit)	176	160	21	(5)
Earnings from equity investments	14	14	—	—
Earnings (loss) from discontinued operations, net of tax	6	—	6	—
Non-controlling interests	5	5	—	—

Net earnings (loss) attributable to common shareholders	$552	$493	$82	$(23)

EPS from continuing operations attributable to common shareholders - basic	$1.91
EPS from discontinued operations attributable to common shareholders - basic	$0.02
EPS attributable to common shareholders - basic	$1.93

EPS from continuing operations attributable to common shareholders - diluted	$1.90
EPS from discontinued operations attributable to common shareholders - diluted	$0.02
EPS attributable to common shareholders - diluted	$1.92

Weighted average shares - basic	286
Weighted average shares - diluted	288

FIDELITY NATIONAL FINANCIAL, INC.
SECOND QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
June 30, 2021
Net earnings (loss) attributable to common shareholders	$552	$493	$82	$(23)

Earnings from discontinued operations, net of tax	$6	$—	$6	$—

Net earnings (loss) from continuing operations, attributable to common shareholders	$546	$493	$76	$(23)

Pre-tax earnings (loss) from continuing operations	713	644	97	(28)

Non-GAAP Adjustments
Recognized (gains) and losses, net	(42)	30	(63)	(9)
Indexed product related derivatives	75	—	75	—
Purchase price amortization	24	14	6	4
Transaction costs	4	—	2	2

Adjusted pre-tax earnings (loss)	$774	$688	$117	$(31)

Total non-GAAP, pre-tax adjustments	$61	$44	$20	$(3)
Income taxes on non-GAAP adjustments	(13)	(10)	(4)	1
Non-controlling interest on non-GAAP adjustments	(1)	—	—	(1)
Total non-GAAP adjustments	$47	$34	$16	$(3)

Adjusted net earnings attributable to common shareholders	$593	$527	$92	$(26)

Adjusted EPS attributable to common shareholders - diluted	$2.06

FIDELITY NATIONAL FINANCIAL, INC.
YTD SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Six Months Ended
June 30, 2022
Direct title premiums	$1,626	$1,626	$—	$—
Agency title premiums	2,302	2,302	—	—
Escrow, title related and other fees	2,072	1,371	662	39
Total title and escrow	6,000	5,299	662	39

Interest and investment income	941	62	876	3
Recognized gains and losses, net	(1,145)	(424)	(723)	2
Total revenue	5,796	4,937	815	44

Personnel costs	1,662	1,597	64	1
Agent commissions	1,774	1,774	—	—
Other operating expenses	899	806	49	44
Benefits & other policy reserve changes	(210)	—	(210)	—
Depreciation and amortization	343	67	264	12
Provision for title claim losses	177	177	—	—
Interest expense	61	—	17	44
Total expenses	4,706	4,421	184	101

Pre-tax earnings (loss) from continuing operations	$1,090	$516	$631	$(57)

Income tax expense (benefit)	319	168	165	(14)
Earnings (loss) from equity investments	16	16	—	—
Earnings from discontinued operations, net of tax	—	—	—	—
Non-controlling interests	8	9	—	(1)

Net earnings (loss) attributable to common shareholders	$779	$355	$466	$(42)

EPS from continuing operations attributable to common shareholders - basic	$2.79
EPS from discontinued operations attributable to common shareholders - basic	—
EPS attributable to common shareholders - basic	$2.79

EPS from continuing operations attributable to common shareholders - diluted	$2.77
EPS from discontinued operations attributable to common shareholders - diluted	—
EPS attributable to common shareholders - diluted	$2.77

Weighted average shares - basic	279
Weighted average shares - diluted	281

FIDELITY NATIONAL FINANCIAL, INC.
YTD SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Six Months Ended
June 30, 2022
Net earnings (loss) attributable to common shareholders	$779	$355	$466	$(42)

Earnings from discontinued operations, net of tax	—	—	—	—

Net earnings (loss) from continuing operations attributable to common shareholders	$779	$355	$466	$(42)

Pre-tax earnings (loss) from continuing operations	$1,090	$516	$631	$(57)

Non-GAAP Adjustments
Recognized (gains) and losses, net	410	424	(12)	(2)
Indexed product related derivatives	(327)	—	(327)	—
Purchase price amortization	44	26	11	7
Transaction costs	(3)	—	4	(7)

Adjusted pre-tax earnings (loss)	$1,214	$966	$307	$(59)

Total non-GAAP, pre-tax adjustments	$124	$450	$(324)	$(2)
Income taxes on non-GAAP adjustments	(40)	(108)	68	—
Deferred tax asset valuation allowance	55	55	—	—
Total non-GAAP adjustments	$139	$397	$(256)	$(2)

Adjusted net earnings (loss) from continuing operations attributable to common shareholders	$918	$752	$210	$(44)

Adjusted EPS from continuing operations attributable to common shareholders - diluted	$3.27

FIDELITY NATIONAL FINANCIAL, INC.
YTD SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

			F&G
Six Months Ended	Consolidated	Title		Corporate and Other
June 30, 2021
Direct title premiums	$1,650	$1,650	$—	$—
Agency title premiums	2,314	2,314	—	—
Escrow, title related and other fees	1,799	1,584	126	89
Total title and escrow	5,763	5,548	126	89

Interest and investment income	916	56	860	—
Recognized gains and losses, net	275	(89)	355	9
Total revenue	6,954	5,515	1,341	98

Personnel costs	1,702	1,580	61	61
Agent commissions	1,777	1,777	—	—
Other operating expenses	934	830	54	50
Benefits & other policy reserve changes	549	—	549	—
Depreciation and amortization	288	67	209	12
Provision for title claim losses	178	178	—	—
Interest expense	56	—	15	41
Total expenses	5,484	4,432	888	164

Pre-tax earnings (loss) from continuing operations	$1,470	$1,083	$453	$(66)

Income tax expense (benefit)	342	263	93	(14)
Earnings from equity investments	27	22	—	5
Earnings (loss) from discontinued operations, net of tax	11	—	11	—
Non-controlling interests	9	9	—	—

Net earnings (loss) attributable to common shareholders	$1,157	$833	$371	$(47)

EPS from continuing operations attributable to common shareholders - basic	$3.99
EPS from discontinued operations attributable to common shareholders - basic	$0.04
EPS attributable to common shareholders - basic	$4.03
EPS from continuing operations attributable to common shareholders - diluted	$3.96
EPS from discontinued operations attributable to common shareholders - diluted	$0.04
EPS attributable to common shareholders - diluted	$4.00

Weighted average shares - basic	287
Weighted average shares - diluted	289

FIDELITY NATIONAL FINANCIAL, INC.
YTD SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Six Months Ended
June 30, 2021
Net earnings (loss) attributable to common shareholders	$1,157	$833	$371	$(47)

Earnings from discontinued operations, net of tax	11	—	11	—

Net earnings (loss) from continuing operations attributable to common shareholders	$1,146	$833	$360	$(47)

Pre-tax earnings (loss) from continuing operations	1,470	1,083	453	(66)

Non-GAAP Adjustments
Recognized (gains) and losses, net	(65)	89	(145)	(9)
Indexed product related derivatives	(110)	—	(110)	—
Purchase price amortization	49	28	13	8
Transaction costs	10	—	4	6

Adjusted pre-tax earnings (loss)	$1,354	$1,200	$215	$(61)

Total non-GAAP, pre-tax adjustments	$(116)	$117	$(238)	$5
Income taxes on non-GAAP adjustments	19	(28)	48	(1)
Non-controlling interest on non-GAAP adjustments	(1)	—	—	(1)
Total non-GAAP adjustments	$(98)	$89	$(190)	$3

Adjusted net earnings (loss) attributable to common shareholders	$1,048	$922	$170	$(44)

Adjusted EPS attributable to common shareholders - diluted	$3.63

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions)

	June 30, 2022	December 31, 2021
	(Unaudited)	(Unaudited)
Cash and investment portfolio	$45,399	$47,135
Goodwill	4,538	4,539
Title plant	400	400
Total assets	61,230	60,690
Notes payable	3,094	3,096
Reserve for title claim losses	1,843	1,883
Secured trust deposits	1,173	934
Non-controlling interests	43	43
Total equity and non-controlling interests	6,746	9,457
Total equity attributable to common shareholders	6,703	9,414

Non-GAAP Measures and Other Information

Title

The table below reconciles pre-tax title earnings to adjusted pre-tax title earnings.

	Three Months Ended		Six Months Ended
(Dollars in millions)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Pre-tax earnings	$267	$644	$516	$1,083
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	249	30	424	89
Purchase price amortization	13	14	26	28
Total non-GAAP adjustments	262	44	450	117
Adjusted pre-tax earnings	$529	$688	$966	$1,200
Adjusted pre-tax margin	18.9%	22.7%	18.0%	21.4%

FIDELITY NATIONAL FINANCIAL, INC.
QUARTERLY OPERATING STATISTICS
(Unaudited)

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Quarterly Opened Orders ('000's except % data)
Total opened orders*	443	522	536	688	695	770	728	847
Total opened orders per day*	6.9	8.6	8.5	10.8	10.9	12.6	11.6	13.2
Purchase % of opened orders	75%	62%	53%	50%	53%	42%	38%	40%
Refinance % of opened orders	25%	38%	47%	50%	47%	58%	62%	60%
Total closed orders*	348	380	477	527	568	597	617	571
Total closed orders per day*	5.4	6.2	7.6	8.2	8.9	9.8	9.8	8.9
Purchase % of closed orders	71%	55%	51%	50%	47%	34%	38%	42%
Refinance % of closed orders	29%	45%	49%	50%	53%	66%	62%	58%

Commercial (millions, except orders in '000's)
Total commercial revenue	$436	$374	$546	$366	$347	$257	$322	$216
Total commercial opened orders	64.2	66.1	64.5	66.8	69.4	62.2	57.0	58.1
Total commercial closed orders	39.7	37.4	46.1	40.1	42.3	34.8	39.5	30.6

National commercial revenue	$220	$196	$313	$183	$176	$127	$177	$113
National commercial opened orders	26.7	27.5	26.0	27.7	27.4	23.4	21.4	21.7
National commercial closed orders	15.3	14.6	18.1	14.8	14.9	11.2	13.4	9.8

Total Fee Per File
Fee per file	$3,557	$2,891	$3,023	$2,581	$2,444	$1,944	$2,116	$2,063
Residential fee per file	$2,695	$2,188	$2,158	$2,097	$2,030	$1,644	$1,661	$1,803
Total commercial fee per file	$11,000	$10,000	$11,800	$9,100	$8,200	$7,400	$8,200	$7,100
National commercial fee per file	$14,400	$13,400	$17,300	$12,400	$11,800	$11,300	$13,200	$11,500

Total Staffing
Total field operations employees	12,700	13,400	13,600	13,700	13,500	13,200	12,800	12,300

Actual title claims paid ($ millions)	$55	$54	$62	$55	$56	$46	$54	$50

Title (continued)

FIDELITY NATIONAL FINANCIAL, INC.
MONTHLY TITLE ORDER STATISTICS

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
April 2022	154,000	73%	123,000	66%
May 2022	148,000	75%	114,000	72%
June 2022	141,000	76%	111,000	75%

Second Quarter 2022	443,000	75%	348,000	71%

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
April 2021	236,000	52%	200,000	43%
May 2021	223,000	52%	176,000	48%
June 2021	236,000	54%	192,000	50%

Second Quarter 2021	695,000	53%	568,000	47%
* Includes an immaterial number of non-purchase and non-refinance orders

F&G

The table below reconciles net earnings attributable to common shareholders to adjusted net earnings attributable to common shareholders.

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
(Dollars in millions)
Net earnings (loss) attributable to common shareholders	$230	$82	$466	$371
Less: Earnings (loss) from discontinued operations, net of tax	—	6		11
Net earnings (loss) from continuing operations attributable to common shareholders	$230	$76	$466	$360
Non-GAAP adjustments(1,2):
Recognized (gains) and losses, net	21	(63)	(12)	(145)
Indexed product related derivatives	(159)	75	(327)	(110)
Purchase price amortization	5	6	11	13
Transaction costs	4	2	4	4
Income taxes on non-GAAP adjustments	27	(4)	68	48
Adjusted net earnings attributable to common shareholders(1)	$128	$92	$210	$170

Adjusted net earnings include $36 million and $20 million of net favorable items in the three and six months ended June 30, 2022, respectively, and $22 million and $34 million of net favorable items in the three and six months ended June 30, 2021, respectively.

The table below provides summary financial highlights.

	Three Months Ended		Six Months Ended
(Dollars in millions)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Average assets under management (AAUM)(1)	$39,306	$30,423	$38,351	$29,722
Net investment spread - All products(1)	2.62%	2.85%	2.70%	2.65%
Net earnings (loss) from continuing operations attributable to common shareholders	$230	$76	$466	$360
Adjusted net earnings attributable to common shareholders(1)	$128	$92	$210	$170
Adjusted return on assets(1)(3)	1.10%	1.14%	1.10%	1.14%

The table below provides a summary of sales highlights.

	Three Months Ended		Six Months Ended
(In millions)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Total annuity sales(1)	$2,201	$1,647	$3,636	$3,161
Indexed universal life sales(1)	$29	$20	$56	$35
Institutional sales(1)(4)	$843	$1,000	$1,970	$1,125
Total gross sales(1)	$3,073	$2,667	$5,662	$4,321

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.
2.Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC), deferred sale inducement (DSI) amortization, and unearned revenue (UREV) amortization, as applicable.
3.Adjusted return on assets is calculated on a year to date ("YTD") basis.
4.Institutional sales include funding agreements (FABN/FHLB) and pension risk transfer.

DEFINITIONS
The following represents the definitions of non-GAAP measures used by the Company.

Adjusted Net Earnings Attributable to Common Shareholders (Adjusted Net Earnings)

Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) from continuing operations attributable to common shareholders to eliminate:
i.Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment ("OTTI") losses, recognized in operations; the impact of market volatility on the alternative asset portfolio that differ from management's expectation of returns over the life of these assets; and the effect of changes in fair value of the reinsurance related embedded derivative;
ii.Indexed product related derivatives: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost;
iii.Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (VODA)) recognized as a result of acquisition activities;
iv.Transaction costs: the impacts related to acquisition, integration and merger related items;
v.Certain income tax adjustments: the impacts related to unusual tax items that do not reflect our core operating performance such as the establishment or reversal of significant deferred tax asset valuation allowances in our Title and Corporate and Other segments; and
vi.Other "non-recurring", "infrequent" or "unusual items": Management excludes certain items determined to be “non-recurring”, “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years.

Adjustments to adjusted net earnings are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Net Investment Spread

Net investment spread is the excess of net investment income, adjusted for market volatility on the alternative asset investment portfolio, earned over the sum of interest credited to policyholders and the cost of hedging our risk on indexed product policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.

Assets Under Management (AUM)
AUM is calculated as the sum of:

i.total invested assets at amortized cost, excluding derivatives, net of reinsurance qualifying for risk transfer in accordance with GAAP;
ii.related party loans and investments;
iii.accrued investment income;
iv.the net payable/receivable for the purchase/sale of investments, and
v.cash and cash equivalents excluding derivative collateral at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.
Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Average Assets Under Management (AAUM)

AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Adjusted Return on Assets

Adjusted Return on Assets is calculated by dividing annualized adjusted net earnings by year-to-date AAUM. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e. contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.